Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Synopsys, Inc.:

We consent to the use of our report, dated December 20, 2019, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting, incorporated by reference herein.

Our report on the consolidated financial statements refers to Synopsys, Inc.’s adoption of Financial Accounting Standards Board’s Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers, and Subtopic 340-40, Other Assets and Deferred Costs – Contracts with Customers, as of November 4, 2018.

/s/ KPMG LLP

Santa Clara, California

May 22, 2020